Exhibit 4.2

GUARANTEE

GUARANTEE dated as of March 27, 2003 (this “Guarantee”) made by Northrop Grumman Corporation, a Delaware corporation (“Guarantor”), in favor of and for the benefit of JPMorgan Chase Bank (formerly The Chase Manhattan Bank), as trustee (the “Trustee”) for the Holders (as such term is defined in the Indenture referred to below) of the debt securities (the “Notes”) specified on Schedule A attached hereto, as amended from to time to time by the Company, of Northrop Grumman Space & Mission Systems Corp. (formerly TRW Inc.), an Ohio corporation (the “Company”). The Notes and any other debt securities previously issued and from time to time hereafter issued by the Company under the Indenture collectively are referred to as the “Securities.”

WHEREAS, the Company entered into an Indenture dated as of May 1, 1986 between the Company and the predecessor trustee to the Trustee, as supplemented by the First Supplemental Indenture dated August 24, 1989, the Second Supplemental Indenture dated June 2, 1999, the Third Supplemental Indenture dated June 2, 1999, the Fourth Supplemental Indenture dated June 2, 1999, the Fifth Supplemental Indenture dated June 2, 1999, the Sixth Supplemental Indenture dated June 23, 1999 and the Seventh Supplemental Indenture dated June 23, 1999 (as so supplemented, and as further amended, modified and supplemented from time to time with respect to the Securities, the “Indenture”);

WHEREAS, to date the Company has offered and sold in excess of $4 billion aggregate principal amount of Securities under the Indenture, of which an aggregate of $4,081,390,000 principal amount is outstanding as of the date hereof;

WHEREAS, the Company from time to time hereafter may offer and sell additional Securities pursuant to the Indenture;

WHEREAS, as the result of the merger of a wholly owned subsidiary of the Guarantor with and into the Company on December 11, 2002, the Company currently is a wholly owned subsidiary of the Guarantor;

WHEREAS, the Company and its affiliates (including, without limitation, the Guarantor) derive, and expect to continue to derive, substantial direct and indirect benefit from the transactions financed by the issuance and sale of the Notes and any other Securities that hereafter may be issued;

WHEREAS, the Guarantor desires to guarantee the obligations of the Company with respect to the Securities, on the terms and subject to the conditions set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Guarantor hereby agrees as follows:

SECTION 1.     Guarantee; Limitation of Liability.

        (a) The Guarantor irrevocably and unconditionally guarantees as a primary obligor and not merely as a surety, to the Trustee and to each Holder of a Security authenticated and delivered by the Trustee the due and punctual payment of the principal of and any premium and interest on any and all Securities (including, in case of default, interest on overdue principal and interest and in any event regardless of whether such Security is listed on Schedule A attached hereto) and including any additional interest required to be paid according to the terms of the Securities or the Indenture, when due, whether at stated maturity, upon redemption or repayment, upon declaration of acceleration or otherwise according to the terms of the Securities or the Indenture and the due and punctual performance of all other payment obligations of the Company to such Holder or the Trustee, all in accordance with the terms of the Securities and the Indenture (such payment obligations being the “Guaranteed Obligations”), and hereby agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by such Holder or the Trustee in enforcing any rights under this Guarantee. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Company to such Holder or the Trustee under the Securities or the Indenture but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Company because it is the intention of the Guarantor, the Trustee and the Holders that the Guaranteed Obligations should be determined without regard to any rule of law or order that might relieve the Company of any portion of the Guaranteed Obligations.

        (b) Notwithstanding anything to the contrary in this Agreement, the Guarantor, and the Trustee and each Holder by accepting the benefits of this Guarantee, each hereby confirms that it is its respective intention that the guarantee by the Guarantor pursuant to this Guarantee, together with each other guarantee by such Guarantor of Participating Indebtedness (as defined below), shall not constitute a fraudulent transfer or conveyance for purposes of any applicable provisions of Title 11 of the United States Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any similar federal or state law. To effectuate the foregoing intention, the obligations of the Guarantor under this Guarantee and each other guarantee of Participating Indebtedness shall be limited, collectively, to such maximum amount as will, after giving effect to such maximum amount and all other liabilities of such Guarantor, contingent or otherwise, that are relevant under such laws, and after giving effect to any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to any agreement, result in the obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance. The Trustee and each Holder by accepting the benefits of this Guarantee hereby confirms its intention that, in the event of a bankruptcy, reorganization or other similar proceeding of the Guarantor in which concurrent claims are made upon such Guarantor hereunder and under any other guarantee of Participating Indebtedness, to the extent such claims will not be fully satisfied, each such claimant with a valid claim against the Guarantor shall be entitled to a ratable share of all payments by such Guarantor in respect of such concurrent claims. For purposes of this Section l(b), “Participating Indebtedness” means any Indebtedness (as defined below) of the Company that is guaranteed by such Guarantor pursuant to a guarantee (i) the incurrence of which is not prohibited by the terms of the Indenture or any agreement governing any other Participating Indebtedness then outstanding (or, if so prohibited by the Indenture or any such agreement, is permitted as a result of a consent or waiver thereunder) and (ii) that contains a limitation of liability and confirmation of intention regarding ratability of payments on substantially the terms set forth in this Section l(b). “Indebtedness” means any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit and, to the extent not otherwise included, the guarantee by the Company of any indebtedness of any other Person.

        (c) Notwithstanding anything to the contrary contained herein, the liability of the Company in respect of the Securities guaranteed by the Guarantor hereunder shall not be limited by the terms of Section l(b).

SECTION 2.    Guarantee Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid or performed strictly in accordance with the terms of the Securities and the Indenture, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Holder with respect thereto. The obligations of the Guarantor under this Guarantee are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guarantee, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

        (a) any lack of validity or enforceability of the Securities or the Indenture or any agreement or instrument relating to the Securities or the Indenture or any failure to enforce the provisions thereof;

        (b) any renewal, extension or other change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to the departure from the Securities or the Indenture;

        (c) any settlement, compromise, release or discharge, or acceptance or refusal of any offer of performance with respect to, or any substitution for, the Guaranteed Obligations or any agreement related thereto and/or any subordination of the payment of the same to the payment of any other obligations;

        (d) any taking, exchange, release or non-perfection of any mortgage, lien, pledge, claim, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (each a “Lien”), in any real or personal property to secure payment or performance of any or all of the Guaranteed Obligations (whether now or hereafter granted, the “Collateral”), or any taking, release, amendment, waiver of, or consent to the departure from, any other guarantee, for all or any of the Guaranteed Obligations;

        (e) any manner of application of the Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other assets of the Company or any Subsidiary;

        (f) any change, restructuring or termination of the corporate structure or existence of the Company or any Subsidiary; or

        (g) any other circumstance (including, without limitation, any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, the Company or the Guarantor of the Guaranteed Obligations.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Holder or the Trustee upon the insolvency, bankruptcy or reorganization of the Company or for any other reason, all as though such payment had not been made. The Guarantor further agrees, to the fullest extent that it may lawfully do so, that, as between such Guarantor on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Seven of the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition extant under any applicable bankruptcy law preventing such acceleration in respect of the obligations guaranteed hereby and (ii) in the event of any declarations of acceleration of such obligations as provided in Article Seven of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of this Guarantee. In addition, without limiting the foregoing provision, upon effectiveness of an acceleration under Article Seven of the Indenture, the Trustee shall promptly make a demand for payment on the Securities under this Guarantee as provided for hereunder and not discharged.

SECTION 3.    Waivers.

        (a) The Guarantor hereby waives:

(i) promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guarantee

(ii) any requirement to file any claims with a court in the event of merger or bankruptcy of the Company or any guarantor of the Guaranteed Obligations;

(iii) any right to require a proceeding first against the Company or any other guarantor of the Guaranteed Obligations;

(iv) the benefit of discussion or protest or notice with respect to any such Securities or the Indebtedness evidenced thereby;

(v) any requirement that any Holder or the Trustee protect, secure, perfect or insure any Lien or any Collateral subject thereto or exhaust any right or take any action against the Company or any other Person or any Collateral;

(vi) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company;

(vii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of the principal;

(viii) any defense based upon any errors or omissions of the Trustee or the Holders’ administration of the Guaranteed Obligations; and

(ix) any rights to set-offs, recoupments and counterclaims.

        (b) The Guarantor hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Securities or the Indenture, the transactions contemplated thereby or the actions of the Trustee in the negotiation, administration, performance or enforcement thereof.

SECTION 4.    Financial Condition of the Company. The Guarantor represents and warrants that it presently is informed of the financial condition of the Company and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guaranteed Obligations. The Guarantor hereby covenants that it will continue to keep itself reasonably informed of the Company’s financial condition and of all other circumstances which bear upon the risk of nonpayment and hereby waives any duty on the part of the Trustee or any Holder to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of the Company.

SECTION 5.    Subrogation. The Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guarantee, by any payment made hereunder or otherwise, until all the Guaranteed Obligations shall have been indefeasibly paid in full in cash. If any amount shall be paid to the Guarantor on account of any such subrogation rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Holders and the Trustee and shall forthwith be paid to the Trustee, on behalf of the Holders, to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.

SECTION 6.    Amendments, Etc. No amendment or waiver of any provision of this Guarantee and no consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Trustee, on behalf of the Holders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No such amendment or waiver shall require the consent or approval of any Holder, other than amendments or waivers which materially and adversely affect the rights of the Holders to payment of the Guaranteed Obligations by the Guarantor as provided herein, which shall require the consent of the Holders of a majority of the then outstanding principal amount of the Securities.

SECTION 7.    Notices, Etc. All notices and other communications provided for hereunder shall be in writing and delivered in person or mailed by first-class mail, if to the Guarantor, addressed to it at 1840 Century Park East, Los Angeles, California 90067, Attention: Vice President and Secretary, if to the Company, addressed to it c/o the Guarantor at 1840 Century Park East, Los Angeles, California 90067, Attention: Vice President and Secretary, if to any Holder, addressed to it c/o the Trustee at 4 New York Plaza, 15th Floor, New York, New York 10004, Attention: Institutional Trust Services, and if to the Trustee, addressed to it at 4 New York Plaza, 15th Floor, New York, New York 10004, Attention: Institutional Trust Services, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed by first class mail, be effective when deposited in the first class mails.

SECTION 8.    No Waiver; Remedies. No failure on the part of any Holder or the Trustee to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.    Continuing Guarantee. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earlier of (i) the payment in full (including deemed payment resulting in defeasance and discharge of the Company pursuant to Section 13.02 of the Indenture) of the Guaranteed Obligations and all other amounts payable under this Guarantee and (ii) the termination of this Guarantee pursuant to Section 10 of this Guarantee, (b) subject to the terms hereof, be binding upon the Guarantor, its respective successors and assigns and (c) inure to the benefit of and be enforceable by each Holder and the Trustee and their respective successors, transferees and permitted assigns.

SECTION 10.    Termination of the Guarantee. This Guarantee automatically shall terminate and the Guarantor thereafter shall be relieved of all obligations and covenants under the Indenture and this Guarantee if the Guarantor consolidates with or merges into another entity, or conveys, transfers or leases its properties and assets substantially as an entirety to any Person in a transaction (or series of related transactions) in which:

        (a) any successor entity is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof;

        (b) the successor entity assumes the Guarantor’s obligations under this Guarantee;

        (c) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and

        (d) the Guarantor delivers to the Trustee certificates and opinions to the effect that the transaction complies with, or is not prohibited by, the Indenture.

Upon any such consolidation or merger or conveyance, transfer or lease of the properties and assets of the Guarantor as an entirety to any Person, the successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and this Guarantee.

SECTION 11.    Governing Law. This Guarantee shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 12.    Counterparts. This Guarantee may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

NORTHROP GRUMMAN CORPORATION

By:

Name: Title

By:

Name: Title:

EXECUTION COPY

Schedule A

Northrop Grumman Space & Mission Systems Debt Securities

CUSIP / ISIN	Principal	Rate	Maturity	Indenture	Description

87265 C AV 2	$ 5,530,000.00	6.500%	17-Mar-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #1
87265 C AW 0	3,000,000.00	6.570%	17-Mar-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #2
87265 C AX 8	15,000,000.00	6.600%	18-Mar-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #3
87265 C AZ 3	12,000,000.00	6.600%	31-Mar-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #5
87265 C BA 7	2,000,000.00	6.530%	13-May-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #6
87265 C BC 3	5,000,000.00	6.540%	19-May-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #8
87265 C BE 9	10,000,000.00	6.580%	23-Jun-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #10
87265 C BF 6	10,000,000.00	6.550%	23-Jun-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #11
87265 C BG 4	4,000,000.00	6.390%	07-Jul-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #12
87265 C BH 2	16,000,000.00	6.380%	07-Jul-03	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #13
87265 C BM 1	15,000,000.00	6.940%	30-Mar-04	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #17
87265 C BN 9	10,000,000.00	7.000%	31-Mar-04	May 1, 1986—First Supplement of 8/24/1989	Series B MTN #18
872649 BF 4*	700,000,000.00	6.625%	01-Jun-04	Third Supplement of 6/2/1999	144A
872649 AN 8	200,000,000.00	6.050%	15-Jan-05	May 1, 1986—First Supplement of 8/24/1989	Series C MTN
872649 BL 1	500,000,000.00	7.625%	15-Mar-06	May 1, 1986—First Supplement of 8/24/1989	Shelf Takedown
872649 BK 3	500,000,000.00	8.750%	15-May-06	May 1, 1986—First Supplement of 8/24/1989	Shelf Takedown
87265 C BP 4	50,000,000.00	7.370%	18-Apr-07	May 1, 1986—First Supplement of 8/24/1989	Series C MTN #1
87265 C BQ 2	30,000,000.00	6.730%	11-Jul-07	May 1, 1986—First Supplement of 8/24/1989	Series C MTN #2
87265 C BU 3	100,000,000.00	6.300%	15-May-08	May 1, 1986—First Supplement of 8/24/1989	Series D MTN #4
87265 C BR 0	45,000,000.00	6.380%	19-May-08	May 1, 1986—First Supplement of 8/24/1989	Series D MTN #1
87265 C BT 6	8,000,000.00	6.310%	27-May-08	May 1, 1986—First Supplement of 8/24/1989	Series D MTN #3
87265 C BS 8	6,000,000.00	6.320%	27-May-08	May 1, 1986—First Supplement of 8/24/1989	Series D MTN #2
872649 BG 2	750,000,000.00	7.125%	01-Jun-09	Fourth Supplement of 6/2/1999	144A
872649 AP 3	150,000,000.00	6.250%	15-Jan-10	May 1, 1986—First Supplement of 8/24/1989	Series C MTN
87265 C AD 2	30,000,000.00	9.250%	30-Dec-11	May 1, 1986—First Supplement of 8/24/1989	Series A MTN #4
87265 C AC 4	5,000,000.00	9.250%	12-Jan-20	May 1, 1986—First Supplement of 8/24/1989	Series A MTN #3
87265 C AH 3	99,860,000.00	9.350%	04-Jun-20	May 1, 1986—First Supplement of 8/24/1989	Series A MTN #9
87265 C AU 4	100,000,000.00	9.375%	15-Apr-21	May 1, 1986—First Supplement of 8/24/1989	Series A MTN #21
872649 AQ 1	150,000,000.00	6.650%	15-Jan-28	May 1, 1986—First Supplement of 8/24/1989	Series C MTN
872649 BH 0	550,000,000.00	7.750%	01-Jun-29	Fifth Supplement of 6/2/1999	144A